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Genasense® plus Rituximab Reported Active in Patients with Relapsed Non-
Hodgkin’s Lymphoma

Berkeley Heights, NJ – June 13, 2005 – Genta Incorporated (NASDAQ: GNTA) today announced the presentation of clinical data reporting the safety and activity of Genasense® (oblimersen sodium) Injection, the Company's lead anticancer drug, in combination with rituximab (Rituxan®; Genentech IDEC). The trial was conducted in patients with relapsed and refractory non-Hodgkin’s lymphoma (NHL) by investigators from the M.D. Anderson Cancer Center, Houston, TX, McMaster University, Hamilton, Ontario, and the Fox Chase Cancer Center, Philadelphia, PA. The data were presented by the trial’s principal investigator, Dr. Barbara Pro, on Saturday at the International Conference on Malignant Lymphoma in Lugano, Switzerland.

In this study, Genasense was administered daily for 7 days on weeks 1, 3 and 5, and rituximab was administered weekly for 6 weeks. Thirty-five patients who had failed a median of 2 prior chemotherapy regimens with or without rituximab were entered into this ongoing trial. To date, 6 patients have achieved a complete response, one of whom was refractory to prior rituximab therapy. Nine other patients have achieved a partial response for an overall response rate of 42%. Patients with the specific subset of follicular lymphoma showed a response rate of 56%. Twelve other patients have had stable disease. Side effects of the combination appeared qualitatively similar to that for rituximab alone, including but not limited to neutropenia, fever, infection, anemia and fatigue.

Prior studies have shown preclinical synergy of Genasense with rituximab in NHL (1,2). The concurrent treatment schedule employed in this clinical study closely follows the optimized dosing regimen that was recently described for the use of this combination (3). This study - the first to report clinical activity of Genasense plus rituximab without the use of cytotoxic chemotherapy – was supported in part by the National Cancer Institute. Recent clinical studies have also demonstrated safety and activity when using Genasense and rituximab in combination with chemotherapy, such as CHOP-R in patients with mantle cell lymphoma (4). Ongoing work is also assessing the use of Genasense in combination with rituximab plus fludarabine in patients with chronic lymphocytic leukemia (CLL).

“The Genasense-rituximab combination trials are high priorities for the Company in both NHL and CLL”, commented Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer. “We anticipate that future registration trials in both of these indications will incorporate the use of rituximab. These early demonstrations of safety and activity are key to the translation of promising preclinical work into patients, as well as for building the combination regimens for new trials in these diseases.”

The related reports cited in this press release can be accessed as follows:

1.	http://clincancerres.aacrjournals.org/cgi/content/full/9/5/1931

2.	http://www.blackwell-synergy.com/doi/full/10.1111/j.1365-2141.2004.05239.x

3.	http://meeting.bloodjournal.org/cgi/content/abstract/104/11/1398?maxtoshow=&HITS=10&hit s=10&RESULTFORMAT=&fulltext=g3139&andorexactfulltext=and&searchid=111817741275 7_1634&stored_search=&FIRSTINDEX=0&sortspec=relevance&volume=104&resourcetype=1 &journalcode=ashmtg

4.	http://www.asco.org/ac/1,1003,_12-002636-00_18-0023-00_19-00103221,00.asp

About Genasense

Genasense works by inhibiting the production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced cell death. By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatments. Genasense is currently in multiple, late-stage randomized and non-randomized clinical trials in multiple indications including malignant melanoma, chronic lymphocytic leukemia (CLL), acute myeloid leukemia and non-small cell lung cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.